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SAFECO LIFE & INVESTMENTS

5069 154th PL NE                                         Phone:   (425) 376-5026
Redmond, WA 98052                                        Fax:     (425) 376-6080
Email:   jacven@safeco.com



May 28, 2002

David B. Watts
Scudder Variable Life Investment Fund
Legal Department
Two International Place
Boston, MA 02110

Re:      Notice Pursuant to Fund Participation Agreement

Dear Mr. Watts:

Pursuant to Section 10 of the Fund Participation Agreement between Scudder Variable Life Investment Fund (the "Fund") and SAFECO Life Insurance Company ("SAFECO") dated December 31, 1992 (the "Agreement"), SAFECO is advising you that certain SAFECO separate accounts are added to the Agreement.

The Agreement currently includes SAFECO SAFEFLEX Variable Account, however, there are four additional separate accounts offering Scudder Variable Life Investment Funds: SAFECO Separate Account SL, SAFECO Separate Account C, SAFECO Resource Variable Account B, and SAFECO Deferred Variable Annuity Account. This letter shall serve as written notice of the addition of the above SAFECO separate accounts to the Agreement.


Sincerely,

/s/Jacqueline M. Veneziani
Jacqueline M. Veneziani
Counsel
SAFECO Life & Investments